Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS; FFO PER SHARE UP 25%

Jacksonville, Fla. (November 1, 2006) — Regency Centers Corporation announced today financial and operating results for the quarter ended September 30, 2006.

Funds From Operations (FFO) for the third quarter was $69.5 million, or $1.00 per diluted share, compared to $54.2 million and $0.80 per diluted share for the same period last year, a per share increase of 25%. For the nine months ended September 30, 2006, FFO was $192.9 million or $2.77 per diluted share, compared to $177.5 million or $2.70 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $39.4 million, or $0.57 per diluted share, compared to $27.6 million and $0.41 per diluted share for the same period last year. Net income for the nine months ended September 30, 2006 was $137.4 million or $2.00 per diluted share, compared to $102.5 million and $1.59 per diluted share for the same period in 2005, a per share increase of 25.8%.

Portfolio Results

For the three months ended September 30, 2006, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 4.0%

•	Same store rental rate growth on a cash basis: 13.6%

•	Leasing transactions: 409 new and renewal lease transactions for a total of 1.6 million square feet

For the nine months ended September 30, 2006, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.6%

•	Same store rental rate growth on a cash basis: 13.3%

•	Percent leased (operating properties only): 95.2%

•	Leasing transactions year to date: 1,289 new and renewal lease transactions for a total of 5.1 million square feet

Capital Recycling and Joint Ventures

During the third quarter Regency sold one operating property at a gross sales price of $10.8 million and a cap rate of 7.10%. Four completed developments were also sold to the Regency-Macquarie joint venture for a gross sales price of $62.4 million at a cap rate of 6.79%. Two joint venture operating properties were sold at a combined gross sales price of $77.1 million. During the quarter the Company sold four outparcels for total proceeds of $14.0 million.

The Regency-Macquarie CountryWide partnership acquired Merchants Crossing, a 214,000 square foot Publix-anchored center in Florida at a purchase price of $25.8 million and a 7.14% cap rate during the third quarter, along with the four completed developments sold by Regency mentioned above.

The Regency-Oregon joint venture acquired four properties during the quarter at a combined cost of $107.4 million, which includes $9.8 million of development costs for additional construction at Lorton Town Center, and a weighted average cap rate of 6.93%. Lorton Station Marketplace and Lorton Town Center are two newly-constructed centers located in Fairfax County, Virginia, the second wealthiest county in the country and 15 miles from downtown Washington D.C. Both centers are 100% leased and Lorton Town Center includes two development parcels which will add approximately 50,000 square feet of gross leasable area. Speedway Plaza is in an affluent trade area 30 miles west of downtown Boston and is anchored by the leading grocer in that market. Sutton Square in Raleigh, NC is an excellent infill location with high barriers to entry in a high traffic retail area and potential upside through retenanting.

Development

During the quarter, the Company started nine new development projects representing $198.5 million of estimated net costs after partner participation. These starts are expected to yield 9.78% on NOI. Regency’s shadow pipeline of potential future starts totals over $1.9 billion. As of September 30, 2006, the Company had 48 projects under development for an estimated total net investment at completion of $951 million. The expected return on these in-process developments is 9.43%. The in-process developments are 49% funded and 76% leased and committed, including tenant-owned GLA.

Dividend

On October 31, 2006, the Board of Directors declared a quarterly cash dividend of $0.595 per share, payable on November 29, 2006 to shareholders of record on November 15, 2006. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on December 29, 2006 to shareholders of record on December 1, 2006; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on December 29, 2006 to shareholders of record on December 1, 2006; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 29, 2006 to shareholders of record on December 1, 2006.

Earnings Guidance

Regency’s management increased FFO per share guidance for the year ending December 31, 2006 to $3.83 to $3.88. This is an increase of $0.05 on the lower end of the range and a $0.02 increase on the high end. Management also provided initial guidance for FFO per share for the year ended December 31, 2007 of $4.10 to $4.20.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, November 2, 2006 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2006 supplemental information package that may help investors estimate earnings for 2006. A copy of the Company’s third quarter 2006 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2006. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2006 and 2005	2006	2005	2006	2005
Funds From Operations:
Net income for common stockholders	$39,391,883	$27,562,713	$137,375,398	$102,465,628
Add (Less):
Depreciation expense – consolidated properties	18,520,852	17,510,847	54,821,481	53,341,844
Depreciation and amortizaton expense – uncons properties	10,539,598	18,488,531	32,627,809	27,938,524
Consolidated JV partners’ share of depreciation	(53,436)	(64,728)	(218,508)	(160,862)
Amortization of leasing commissions and intangibles	2,969,672	2,724,490	8,493,458	8,896,780
Loss (Gain) on sale of operating properties including JV’s	(2,367,372)	(12,645,714)	(42,336,885)	(17,372,026)
Minority interest of exchangeable partnership units	492,838	597,686	2,164,645	2,392,412

Funds From Operations	$69,494,035	$54,173,825	$192,927,398	$177,502,300
Dividends assumed on treasury method shares	(252,543)	(252,154)	(770,645)	(816,558)
Funds From Operations for calculating Diluted FFO per Share	$69,241,492	$53,921,671	$192,156,753	$176,685,742
Weighted Average Shares For Diluted FFO per Share	69,481,415	67,276,862	69,269,245	65,395,072

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At September 30, 2006, the Company owned 399 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 53 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 163 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.4 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.